China Resort Holdings, Ltd.

December 31, 2012 and 2011

Index to the Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

F-2

Consolidated Balance Sheets at December 31, 2012 and 2011

F-3

Consolidated Statements of Operations and Comprehensive Income (Loss) for the Year Ended December 31, 2012 and 2011

F-4

Consolidated Statement of Equity for the Year Ended December 31, 2012 and 2011

F-5

Consolidated Statements of Cash Flows for the Year Ended December 31, 2012 and 2011

F-6

Notes to the Consolidated Financial Statements

F-7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

China Resort Holdings, Ltd.

Shijiazhuang, Hebei Province

China

We have audited the accompanying consolidated balance sheets of China Resort Holdings, Ltd. (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income (loss), equity and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining on a test basis, evidence supporting the amount and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive income (loss), equity and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/Li and Company, PC

Li and Company, PC

Skillman, New Jersey

August 7, 2013

China Resort Holdings, Ltd.
Consolidated Balance Sheets

	December 31, 2012	December 31, 2011

ASSETS
CURRENT ASSETS:
Cash	$6,067	$58,038
Accounts receivable	242,051	110,753
Inventories	-	2,802
Prepayments and other current assets	24,482	21,675

Total Current Assets	272,600	193,268

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	3,842,208	3,279,865
Accumulated depreciation	(749,234)	(386,481)

PROPERTY, PLANT AND EQUIPMENT, net	3,092,974	2,893,384

LAND USE RIGHT
Land use right	63,405	62,908
Accumulated amortization	(19,022)	(17,300)

LAND USE RIGHT, net	44,383	45,608

PREPAID RENT AND LAND LEASES
Prepaid rent and land leases	441,497	398,715
Accumulated amortization	(19,352)	(9,960)

PREPAID RENT AND LAND LEASES, net	422,145	388,755

Total Assets	$3,832,102	$3,521,015

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$91,238	$83,131
Taxes payable	20,999	32,644
Accrued expenses and other current liabilities	773,752	701,408
Current maturities of capital lease obligations	63,111	74,405

Total Current Liabilities	949,100	891,588

NON-CURRENT LIABILITIES:
Advances from related parties	1,113,137	989,547
Capital lease obligations, net of current maturities	-	53,222

Total Non-Current Liabilities	1,113,137	1,042,769

Total Liabilities	2,062,237	1,934,357

COMMITMENTS AND CONTINGENCIES

EQUITY:

CHINA RESORT HOLDINGS, LTD. STOCKHOLDERS' EQUITY:
Paid-in capital	3,219,448	2,871,986

Accumulated deficit	(1,276,132)	(1,085,889)
Accumulated other comprehensive income (loss):
Foreign currency translation gain (loss)	89,411	74,782

Total China Resort Holdings, Ltd. Stockholders' Equity	2,032,727	1,860,879

NON-CONTROLLING INTEREST HOLDERS' INTEREST:
Paid-in capital	865,360	778,494

Accumulated deficit	(1,117,240)	(1,043,936)
Accumulated other comprehensive income (loss):
Foreign currency translation gain (loss)	(10,982)	(8,779)

Total Non-Controlling Interest Holders' Interest	(262,862)	(274,221)

Total Equity	1,769,865	1,586,658

Total Liabilities and Equity	$3,832,102	$3,521,015

See accompanying notes to the consolidated financial statements.

China Resort Holdings, Ltd.
Consolidated Statements of Operations and Comprehensive Income (Loss)

	For the Year	For the Year
	Ended	Ended
	December 31, 2012	December 31, 2011

REVENUES
Sale of tourist booklet	$74,631	$490,742
Park admissions	127,081	177,322
Tour bus rental revenues	486,507	95,655

# Total revenues	688,219	763,719

COST OF REVENUES
Cost of tourist booklets	31,497	152,481
Direct cost of park operations	120,156	133,809
Cost of tour bus rental revenues	276,938	185,510

# Total cost of revenues	428,591	471,800

GROSS MARGIN	259,628	291,919

OPERATING EXPENSES:
Selling expenses	3,723	309
General and administrative expenses	497,082	506,254

Total operating expenses	500,805	506,563

INCOME (LOSS) FROM OPERATIONS	(241,177)	(214,644)

OTHER (INCOME) EXPENSE:
Interest income	(62)	(141)
Interest expense	15,491	4,449
Other (income) expense	3,830	(14,400)

Total other (income) expense	19,259	(10,092)

LOSS BEFORE INCOME TAX PROVISION	(260,436)	(204,552)

INCOME TAX PROVISION	3,111	28,928

NET LOSS
Net loss before non-controlling interest	(263,547)	(233,480)
Net loss attributable to non-controlling interest holder	(73,304)	(77,257)

# Net loss attributable to China Resort Holdings, Ltd.	(190,243)	(156,223)

OTHER COMPREHENSIVE INCOME (LOSS):
FX translation gain (loss) before non-controlling interest	12,426	66,003
FX translation gain (loss) attributable to non-controlling interest holder	(2,203)	(8,779)

FX translation gain (loss) attributable to China Resorts Holdings, Ltd.	14,629	74,782

COMPREHENSIVE INCOME (LOSS):
Comprehensive income (loss) before non-controlling interest	(251,121)	(167,477)
Comprehensive income (loss) attributable to non-controlling interest	(75,507)	(86,036)

# Comprehensive income (loss) attributable to China Resort Holdings, Ltd.	$(175,614)	$(81,441)

See accompanying notes to the consolidated financial statements. F - 4

China Resort Holdings, Ltd.
Consolidated Statement of Equity
For the Year Ended December 31, 2012 and 2011

	China Resort Holdings, Ltd. Stockholders' Equity				Non-Controlling Interest Holders' Interest
			Accumulated Other Comprehensive Income (Loss)				Accumulated Other Comprehensive Income (Loss)
	Paid-in Capital	Accumulated Deficit	Foreign Currency Translation Gain (Loss)	Total China Resorts Stockholders' Equity	Paid-in Capital	Accumulated Deficit	Foreign Currency Translation Gain (Loss)	Total Non-Controlling Interest Holder's Interest	Total Equity

Balance, December 31, 2010	$2,871,986	$(929,666)	$-	$1,942,320	$778,494	$(966,679)	$-	$(188,185)	$1,754,135

Comprehensive income (loss)
Net loss		(156,223)		(156,223)		(77,257)		(77,257)	(233,480)
Other comprehensive income (loss)
Foreign currency translation gain (loss)			74,782	74,782			(8,779)	(8,779)	66,003

Total comprehensive income (loss)				(81,441)				(86,036)	(167,477)

Balance, December 31, 2011	2,871,986	(1,085,889)	74,782	1,860,879	778,494	(1,043,936)	(8,779)	(274,221)	1,586,658

Capital contribution	347,462			347,462	86,866			86,866	434,328

Comprehensive income (loss)
Net loss		(190,243)		(190,243)		(73,304)		(73,304)	(263,547)
Other comprehensive income (loss)
Foreign currency translation gain (loss)			14,629	14,629			(2,203)	(2,203)	12,426

Total comprehensive income (loss)				(175,614)				(75,507)	(251,121)

Balance, December 31, 2012	$3,219,448	$(1,276,132)	$89,411	$2,032,727	$865,360	$(1,117,240)	$(10,982)	$(262,862)	$1,769,865

See accompanying notes to the consolidated financial statements.

China Resort Holdings, Ltd.
Consolidated Statements of Cash Flows

	For the Year	For the Year
	Ended	Ended
	December 31, 2012	December 31, 2011

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss before non-controlling interest	$(263,547)	$(233,480)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation expense	369,544	289,493
Amortization expense - land use right	1,585	1,573
Amortization expense - prepaid rent and land leases	9,313	6,291
Changes in operating assets and liabilities:
Accounts receivable	(130,422)	(110,753)
Inventories	2,825	18,872
Prepayments and other current assets	(2,635)	15,013
Prepaid rent and land leases	(39,628)	(178,537)
Accounts payable	7,450	84,232
Taxes payable	(11,902)	12,734
Accrued expenses and other current liabilities	66,797	106,501

NET CASH PROVIDED BY OPERATING ACTIVITIES	9,380	11,939

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(546,249)	(534,444)

NET CASH USED IN INVESTING ACTIVITIES	(546,249)	(534,444)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from (repayments to) related parties	115,763	420,453
Proceeds from capital lease obligation	-	44,477
Repayment of capital lease obligation	(65,525)	-
Contributed capital	434,328	-

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	484,566	464,931

EFFECT OF EXCHANGE RATE CHANGES ON CASH	332	702

NET CHANGE IN CASH	(51,971)	(56,872)

Cash at beginning of the year	58,038	114,911

Cash at end of the year	$6,067	$58,038

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Interest paid	$15,491	$4,449
Income tax paid	$2,944	$28,705

See accompanying notes to the consolidated financial statements.

F - 6

China Resort Holdings, Ltd.

December 31, 2012 and 2011

Notes to the Consolidated Financial Statements

Note 1 – Organization and Operations

China Resort Holdings, Ltd. and Consolidated Entities

China Resort Holdings, Ltd.

China Resort Holdings, Inc. was incorporated on November 21, 2007 under the laws of the Territory of the British Virgin Islands (“BVI”) (“China Resort BVI” or the “Company”).

Formation of a Majority Owned Subsidiary, Hebei Circum-Bohai Sea Tourism Development Co., Ltd.

On May 23, 2008, China Resort BVI formed a majority owned subsidiary, Hebei Circum-Bohai Sea Tourism Development Co., Ltd. (“HCBS”) with an entity controlled by the Chairman, President, Chief Executive Officer and significant stockholder of the Company under the laws of the People’s Republic of China (“PRC”), whereby the Company and a related party own 80% and 20% of the equity interest of HCBS, respectively.  HCBS engages in developing, managing and operating tourist attractions and resorts and selling tourist booklets in China.

Variable Interest Entity (“VIE”) under Common Control

Formation of Hebei Province Circum-Bohai Bay Tourism Development Stock Co., Ltd.

On September 20, 2007, the majority stockholder of China Resort BVI incorporated Hebei Province Circum-Bohai Bay Tourism Development Stock Co., Ltd. (“HPCB”) under the laws of PRC.  HPCB engages in developing, managing and operating tourist attraction and resorts, cable car operations and selling tourist booklets in China.

Formation/Acquisition of VIE Subsidiaries

On June 10, 2008, HPCB acquired a 60% equity interest in Luquan Double-Dragon Forest Park (“Double Dragon” or “Double Dragon Forest Park”), a PRC corporation formed in June 1998, in Luquan City, China, for RMB600,000 (approximately $90,747) in cash.  Double-Dragon is a forest park with total square meters of 528,000 located 8 kilometers from Shijiazhuang City.

On April 9, 2010, HPCB acquired a 100% equity interest of Shijiazhuang Yinfeng Mountain Tourism Development Co., Ltd. (“Yinfeng” or “Yinfeng Mountain Park”) for RMB3 million (approximately $453,734) in cash to develop and expand Yinfeng Mountain’s scenic attractions.

On June 11, 2010, HPCB formed Hebei Qizhaigou Tourism Development Co., Ltd. (“Qizhaigou” or “Qizhaigou Scenic and Ecological Park”) with an initial capitalization of RMB3 million (approximately $453,734) in cash to develop and construct Qizhaigou Scenic and Ecological Park in Hebei Province.

Obtaining Control of VIE upon Entry into a Series of Agreements

On October 16, 2012, HCBS entered into a series of agreements with HPCB and HPCB’s stockholders including an Exclusive Business Cooperation and Management Agreement, an Equity Pledge Agreement, an Exclusive Option Agreement and the power of attorney executed by the shareholders of HPCB.

(i)

Exclusive Business Cooperation and Management Agreement

Under the Exclusive Business Cooperation and Management Agreement,  HPCB appoints HCBS as HPCB’s exclusive services provider to provide HPCB with complete business support, operational management and technical and consulting services to the extent permitted by the currently effective laws of China, which may include all services within the business scope of HPCB as may be determined from time to time by HCBS, such as but not limited to technical services, business consultations, equipment or property leasing and marketing consultancy.

HCBS shall be fully and exclusively responsible for the operation of HPCB, which includes the right to appoint and terminate members of its Board of Directors and the right to hire managerial and administrative personnel etc. HCBS or its voting proxy shall make a shareholder’s resolution and a Board of Directors’ resolution based on the decision of HCBS. HCBS has the full and exclusive right to manage and control all cash flow and assets of HCBS. HCBS has the full and exclusive right to decide the use of the funds of HPCB. HCBS shall have the full and exclusive right to control and administrate the financial affairs and daily operation of HPCB, such as entering into and performance of contracts, and payment of fees and expenses etc.

HPCB further agrees that unless with HCBS's prior written consent, HPCB shall not accept any similar consultations and/or services provided by any third party and shall not establish a similar corporation relationship with any third party regarding the matters contemplated by this agreement.

HPCB may enter into equipment or property leases with HCBS or any other party designated by HCBS which shall permit HPCB to use HCBS's relevant equipment or property based on the needs of the business of HPCB.

HPCB shall pay an annual service fee to HCBS in the equivalent amount of HPCB’ audited total amount of net income of such year (the “Annual Service Fee”).

If HPCB’ annual net income is zero, HPCB is not required to pay the Annual Service Fee; if HPCB sustains losses in any fiscal year, all such losses will be carried over to next year and deducted from next year’s Annual Service Fee. HCBS shall assume all operational risks of HPCB and bear all losses of HPCB. If HPCB has no sufficient funds to repay its debts, HCBS is responsible for paying off these debts on behalf of HPCB.

HCBS shall have exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of this Agreement, including but not limited to copyrights, patents, patent applications, software, technical secrets, trade secrets and others.

The term of this Agreement is 10 years. After the execution of this Agreement, both Parties are entitled to review this Agreement every three (3) months to determine whether to amend or supplement the provisions in this Agreement based on the actual circumstances at that time. The term of this Agreement may be extended if confirmed in writing by HCBS prior to the expiration thereof. The extended term shall be determined by HCBS, and HPCB shall accept such extended term unconditionally. Unless renewed in accordance with the relevant terms of this Agreement, this Agreement shall be terminated upon the date of expiration hereof. During the term of this Agreement, unless HCBS commits gross negligence, or a fraudulent act, against HPCB, HPCB shall not terminate this Agreement prior to its expiration date. Nevertheless, HCBS shall have the right to terminate this Agreement upon giving 30 days' prior written notice to HPCB at any time.

Under the Exclusive Business Cooperation and Management Agreement, the amount of management fee is the net income of the operating entity.

(ii)

Equity Interest Pledge Agreement

As collateral security for the timely and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of any or all of the payments due by HPCB, including without limitation the consulting and service fees payable to HCBS under the Exclusive Business Cooperation and Management Agreement, HPCB’ shareholders pledge to HCBS a first security interest in all of HPCB’s shareholders’ right, title and interest in the Equity Interest of HPCB. Prior to the full payment of the consulting and service fees described in the Exclusive Business Cooperation and Management Agreement, without HCBS’s written consent, HPCB’s shareholders shall not assign the Pledge or the Equity Interest in HPCB.

The term of this Agreement is conditioned upon the performance of the Exclusive Business Cooperation and Management Agreement and is terminated when the Exclusive Business Cooperation and Management Agreement is terminated.

(iii)

Exclusive Option Agreement

HPCB shareholders grant HCBS an irrevocable and exclusive right to purchase, or designate one or more persons (each, a “Designee”) to purchase the equity interests in HPCB now or then held by HPCB shareholders (regardless whether HPCB shareholders’ capital contribution and/or percentage of shareholding is changed or not in the future) once or at multiple times at any time in part or in whole at HCBS's sole and absolute discretion to the extent permitted by Chinese laws

Unless an appraisal is required by the laws of China applicable to the Equity Interest Purchase Option when exercised by HCBS, the purchase price of the Optioned Interests (the “Equity Interest Purchase Price”) shall equal the actual capital contributions paid in the registered capital of HPCB by HPCB shareholders for the Optioned Interests.

Without the prior written consent of HCBS, HPCB shareholders shall not in any manner supplement, change or amend the articles of association and bylaws of HPCB, increase or decrease its registered capital, or change its structure of registered capital in other manners; HPCB shareholders shall maintain HPCB' corporate existence in accordance with good financial and business standards and practices by prudently and effectively operating its business and handling its affairs.

Without the prior written consent of HCBS, HPCB shareholders shall not at any time following the date hereof, sell, transfer, mortgage or dispose of in any manner any assets of HPCB or legal or beneficial interest in the business or revenues of HPCB, or allow the encumbrance thereon of any security interest; incur, inherit, guarantee or suffer the existence of any debt, except for (i) debts incurred in the ordinary course of business other than through loans; and (ii) debts disclosed to HCBS for which HCBS's written consent has been obtained.

HPCB shareholders shall provide HCBS with information on HPCB’s business operations and financial condition at HCBS's request; without the prior written consent of HCBS, HPCB shareholders shall not cause HPCB to provide any person with any loan or credit.

Without the prior written consent of HCBS, HPCB shareholders shall not cause HPCB to execute any major contract, except contracts in the ordinary course of business (for purpose of this subsection, a contract with a value exceeding RMB 100,000 shall be deemed a major contract).

If requested by HCBS, HPCB shareholders shall procure and maintain insurance in respect of HPCB's assets and business from an insurance carrier acceptable to HCBS, at an amount and type of coverage typical for companies that operate similar businesses.

Without the prior written consent of HCBS, HPCB shareholders shall not cause or permit HPCB to merge, consolidate with, acquire or invest in any person. HPCB shareholders shall immediately notify HCBS of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to HPCB' assets, business or revenue.

To maintain the ownership by HPCB of all of its assets, HPCB shareholders shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims.

Without the prior written consent of HCBS, HPCB shareholders shall ensure that HPCB shall not in any manner distribute dividends to its shareholder, provided that upon HCBS’s written request, HPCB shall immediately distribute all distributable profits to its shareholders. At the request of HCBS, HPCB shareholders shall appoint any persons designated by HCBS as the director and/or executive director of HPCB.

The term of this Agreement is 10 years.

(iv)

Power of Attorney

Each shareholder of HPCB granted HCBS a Power of Attorney to act on his/her behalf as his/her exclusive agent and attorney with respect to all matters concerning their Shareholding, including without limitation to: 1) attend shareholder’s meetings; 2) exercise all the shareholder's rights and shareholder's voting rights, including but not limited to the sale or transfer or pledge or disposition of their Shareholding in part or in whole; and 3) designate and appoint on behalf of them  the legal representative, the executive director and/or director, supervisor, the chief executive officer and other senior management members of HPCB.

HCBS shall have the power and authority to execute the Transfer Contracts stipulated in the Exclusive Option Agreement and to effect the terms of the Share Pledge Agreement and Exclusive Option Agreement.

HCBS is entitled to re-authorize or assign its rights related to the aforesaid matters to any other person or entity at its own discretion and without giving prior notice to shareholder of HPCB or obtaining their consent.

Determination of VIE

Variable interest entity (“VIE”) refers to an entity (the investee) in which the investor holds a controlling interest that is not based on the majority of voting rights. A VIE is an entity meeting one of the following three (3) criteria as elaborated in FASB ASC 810-10 [formerly FIN 46 (Revised)]:

1.

The equity-at-risk is not sufficient to support the entity's activities (e.g.: the entity is thinly capitalized, the group of equity holders possesses no substantive voting rights, etc.);

2.

As a group, the equity-at-risk holders cannot control the entity; or

3.

The economics do not coincide with the voting interests (commonly known as the "anti-abuse rule").

Under the above described contractual arrangements, HPCB became the variable interest entity of HCBS on October 16, 2012 upon the entry into the above described agreements.

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The Company applies the guidance of Topic 810 “Consolidation” of the FASB Accounting Standards Codification (“ASC”) to determine whether and how to consolidate another entity.

Pursuant to ASC Paragraph 810-10-15-10 all majority-owned subsidiaries—all entities in which a parent has a controlling financial interest—shall be consolidated except (1) when control does not rest with the parent, the majority owner; (2) if the parent is a broker-dealer within the scope of Topic 940 and control is likely to be temporary; (3) consolidation by an investment company within the scope of Topic 946 of a non-investment-company investee.  Pursuant to ASC Paragraph 810-10-15-8 the usual condition for a controlling financial interest is ownership of a majority voting interest, and, therefore, as a general rule ownership by one reporting entity, directly or indirectly, of more than 50 percent of the outstanding voting shares of another entity is a condition pointing toward consolidation.  The power to control may also exist with a lesser percentage of ownership, for example, by contract, lease, agreement with other stockholders, or by court decree. The Company consolidates all less-than-majority-owned subsidiaries, if any, in which the parent’s power to control exists.

Pursuant to ASC Paragraph 810-10-25-38 a reporting entity shall consolidate a VIE if that reporting entity has a variable interest (or combination of variable interests) that will absorb a majority of the VIE's expected losses, receive a majority of the VIE's expected residual returns, or both. A reporting entity shall consider the rights and obligations conveyed by its variable interests and the relationship of its variable interests with variable interests held by other parties to determine whether its variable interests will absorb a majority of a VIE's expected losses, receive a majority of the VIE's expected residual returns, or both. If one reporting entity will absorb a majority of a VIE's expected losses and another reporting entity will receive a majority of that VIE's expected residual returns, the reporting entity absorbing a majority of the losses shall consolidate the VIE. A reporting entity shall consolidate a VIE when that reporting entity has a variable interest (or combination of variable interests) that provides the reporting entity with a controlling financial interest on the basis of the provisions in paragraphs 810-10-25-38A through 25-38G. The reporting entity that consolidates a VIE is called the primary beneficiary of that VIE.  Pursuant to ASC Paragraph 810-10-35-3, the principles of consolidated financial statements apply to primary beneficiaries’ accounting for consolidated variable interest entities (VIEs). After the initial measurement, the assets, liabilities, and non-controlling interests of a consolidated VIE shall be accounted for in consolidated financial statements as if the VIE were consolidated based on voting interests. Any specialized accounting requirements applicable to the type of business in which the VIE operates shall be applied as they would be applied to a consolidated subsidiary. The consolidated entity shall follow the requirements for elimination of intra-entity balances and transactions and other matters described in Section 810-10-45 and paragraphs 810-10-50-1 through 50-1B and existing practices for consolidated subsidiaries. Fees or other sources of income or expense between a primary beneficiary and a consolidated VIE shall be eliminated against the related expense or income of the VIE. The resulting effect of that elimination on the net income or expense of the VIE shall be attributed to the primary beneficiary (and not to non-controlling interests) in the consolidated financial statements.

Pursuant to ASC Paragraph 810-10-30-1 if the primary beneficiary of a variable interest entity (VIE) and the VIE are under common control, the primary beneficiary shall initially measure the assets, liabilities, and non-controlling interests of the VIE at amounts at which they are carried in the accounts of the reporting entity that controls the VIE (or would be carried if the reporting entity issued financial statements prepared in conformity with generally accepted accounting principles [U.S. GAAP]).

Pursuant to ASC Paragraph 810-10-30-2 if the primary beneficiary of a variable interest entity (VIE) and the VIE are not under common control, the initial consolidation of a VIE that is a business is a business combination and shall be accounted for in accordance with the provisions in Topic 805.

The Company's consolidated subsidiaries and/or entities are as follows:

Name of consolidated subsidiary or entity	State or other jurisdiction of incorporation or organization	Date of incorporation or formation (date of acquisition, if applicable)	Attributable interest

Subsidiary

Hebei Circum-Bohai Sea Tourism Development Co., Ltd. (“HCBS”)	PRC	May 23, 2008	80%

Variable Interest Entity (“VIE”)

Hebei Province Circum-Bohai Bay Tourism Development Stock Co., Ltd (“HPCB”)	PRC	September 20, 2007	100%

Cable Car Division of HPCB	PRC	May 7, 2010	100%

HPCB Subsidiaries

Luquan Double-Dragon Forest Park (“Double Dragon”)	PRC	June 1998 (June 10, 2008)	60%

Hebei Qizhaigou Tourism Development Co., Ltd. (“Qizhaigou”)	PRC	June 11, 2010	100%

Shijiazhuang Yinfeng Mountain Tourism Development Co., Ltd. (“Yinfeng Mountain Park”)	PRC	May 22, 2006 (April 9, 2010)	100%

The consolidated financial statements include all accounts of the Company and its consolidated subsidiaries and/or entities as of the reporting period ending date(s) and for the reporting period(s).

All inter-company and inter-entity balances and transactions have been eliminated.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The Company’s significant estimates and assumptions include the fair value of financial instruments; allowance for doubtful accounts; the carrying value, recoverability and impairment of long-lived assets, including the values assigned to and the estimated useful lives of property, plant and equipment, and land use rights; interest rates; revenue and government grant realized or realizable and earned; business exercise tax rate, income tax rate, income tax provision, deferred tax assets and the valuation allowance on deferred tax assets; reporting currency of the Company, functional currency of foreign subsidiaries and variable interest entity and foreign currency exchange rate; and the assumption that the Company will continue as a going concern.  Those significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to those estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, if deemed appropriate, those estimates are adjusted accordingly.

Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company follows paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments and paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels.  The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs.  If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepayments and other current assets, accounts payable, taxes payable, accrued expenses and other current liabilities approximate their fair values because of the short maturity of these instruments.

The Company’s capital lease obligations approximate the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at December 31, 2012 and 2011.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

Carrying Value, Recoverability and Impairment of Long-Lived Assets

The Company has adopted paragraph 360-10-35-17 of the FASB Accounting Standards Codification for its long-lived assets. The Company’s long-lived assets, which include property, plant and equipment, land use right, and prepaid rent and land leases are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.  If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company considers the following to be some examples of important indicators that may trigger an impairment review: (i) significant under-performance or losses of assets relative to expected historical or projected future operating results; (ii) significant changes in the manner or use of assets or in the Company’s overall strategy with respect to the manner or use of the acquired assets or changes in the Company’s overall business strategy; (iii) significant negative industry or economic trends; (iv) increased competitive pressures; (v) a significant decline in the Company’s stock price for a sustained period of time; and (vi) regulatory changes.  The Company evaluates acquired assets for potential impairment indicators at least annually and more frequently upon the occurrence of such events.

The key assumptions used in management’s estimates of projected cash flow deal largely with forecasts of sales levels, gross margins, and operating costs of the manufacturing facilities.  These forecasts are typically based on historical trends and take into account recent developments as well as management’s plans and intentions.  Any difficulty in manufacturing or sourcing raw materials on a cost effective basis would significantly impact the projected future cash flows of the Company’s manufacturing facilities and potentially lead to an impairment charge for long-lived assets.  Other factors, such as increased competition or a decrease in the desirability of the Company’s products, could lead to lower projected sales levels, which would adversely impact cash flows.  A significant change in cash flows in the future could result in an impairment of long lived assets.

The impairment charges, if any, is included in operating expenses in the accompanying consolidated statements of income and comprehensive income (loss).

Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded at the invoiced amount, net of an allowance for doubtful accounts.  The Company follows paragraph 310-10-50-9 of the FASB Accounting Standards Codification to estimate the allowance for doubtful accounts.  The Company performs on-going credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current credit worthiness, as determined by the review of their current credit information; and determines the allowance for doubtful accounts based on historical write-off experience, customer specific facts and economic conditions.

Pursuant to paragraph 310-10-50-2 of the FASB Accounting Standards Codification account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  The Company has adopted paragraph 310-10-50-6 of the FASB Accounting Standards Codification and determine when receivables are past due or delinquent based on how recently payments have been received.

Outstanding account balances are reviewed individually for collectability.  The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. Bad debt expense is included in general and administrative expenses, if any.

The Company does not have any off-balance-sheet credit exposure to its customers.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost.  Expenditures for major additions and betterments are capitalized.  Maintenance and repairs are charged to operations as incurred.  Depreciation of property, plant and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful lives ranging from five (5) years to twenty (20) years.  Upon sale or retirement of property, plant and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the statements of income and comprehensive income (loss).

Leasehold improvements

Leasehold improvements, if any, are amortized on a straight-line basis over the term of the lease or the estimated useful lives, whichever is shorter.  Upon becoming fully amortized, the related cost and accumulated amortization are removed from the accounts.

Construction in Progress

Construction in progress represents direct costs of construction or the acquisition cost of long-lived assets. Under U.S. GAAP, all costs associated with construction of long-lived assets should be reflected as long-term as part of construction-in-progress. Capitalization of these costs ceases and the construction in progress is transferred to property, plant and equipment when substantially all of the activities necessary to prepare the long-lived assets for their intended use are completed. No depreciation is provided until the construction of the long-lived assets is complete and ready for their intended use.

Leases

Lease agreements are evaluated to determine whether they are capital leases or operating leases in accordance with paragraph 840-10-25-1 of the FASB Accounting Standards Codification (“Paragraph 840-10-25-1”).  When substantially all of the risks and benefits of property ownership have been transferred to the Company, as determined by the test criteria in Paragraph 840-10-25-1, the lease then qualifies as a capital lease.  Capital lease assets are depreciated on a straight line method, over the capital lease assets estimated useful lives consistent with the Company’s normal depreciation policy for tangible fixed assets.  Interest charges are expensed over the period of the lease in relation to the carrying value of the capital lease obligation.

Rent expense for operating leases, which may include free rent or fixed escalation amounts in addition to minimum lease payments, is recognized on a straight-line basis over the duration of the term of the lease term.

Land Use Rights

Land use rights represent the cost to obtain the rights to use certain parcels of land in China.  Land use rights are carried at cost and amortized on a straight-line basis over the lives of the rights.  Upon becoming fully amortized, the related cost and accumulated amortization are removed from the accounts.

Related Parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the related parties include a. affiliates of the Company; b. entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include:  a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitment and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur.  The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment.  In assessing loss contingencies related to legal proceedings that are pending against the Company or un-asserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or un-asserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements.  If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed.  Management does not believe, based upon information available at this time, that these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Non-Controlling Interest

The Company follows paragraph 810-10-65-1 of the FASB Accounting Standards Codification to report the non-controlling interest in HCPS, its majority-owned subsidiary; and HPCB, its majority controlled VIE in the consolidated balance sheets within the equity section, separately from the Company’s stockholders’ equity.  Non-controlling interest represents the non-controlling interest holder’s proportionate share of the equity of the Company’s majority-owned subsidiary, HCPS; and majority-controlled VIE, HPCB.  Non-controlling interest is adjusted for the non-controlling interest holder’s proportionate share of the earnings or losses and other comprehensive income (loss) and the non-controlling interest continues to be attributed its share of losses even if that attribution results in a deficit non-controlling interest balance.

Revenue Recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition.  The Company recognizes revenue when it is realized or realizable and earned.  The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.  In addition to the aforementioned general policy, the following are the specific revenue recognition policies for each major category of revenue:

(i)

Sale of tourist booklets: The Company sells tourist booklets to institutions and individuals. All booklet sales are final with no returns, exchanges, discounts or allowances. Net sales of tourist booklets represent the invoiced value of the tourist tickets, net of business exercise tax (“Exercise Tax”) of 3%.

(ii)

Sale of tour bus rental services: The Company owns certain tour buses and rent them to institutional and individual customers and earns rental revenues. Tour bus rental revenues represent the invoiced value of the tour bus rental, net of business exercise tax (“Exercise Tax”) of 5%.

(iii)

Park admissions: The Company earns revenue from access and usage fees to its various parks and attractions. Revenue from the sale of single entry is deferred and recognized when used. Revenue from the sale of multiple-access is deferred and recognized over the period of access. Revenue from the sale of season pass is deferred and recognized ratably over the period of the season. Net sales of park admissions represent the invoiced value of the park admission tickets, net of business exercise tax (“Exercise Tax”) of 5%.

Foreign Currency Transactions

The Company applies the guidelines as set out in Section 830-20-35 of the FASB Accounting Standards Codification (“Section 830-20-35”) for foreign currency transactions.  Pursuant to Section 830-20-35 of the FASB Accounting Standards Codification, foreign currency transactions are transactions denominated in currencies other than U.S. Dollar, the Company’s reporting currency or Chinese Yuan or Renminbi, the Company’s functional currency.  Foreign currency transactions may produce receivables or payables that are fixed in terms of the amount of foreign currency that will be received or paid.  A change in exchange rates between the functional currency and the currency in which a transaction is denominated increases or decreases the expected amount of functional currency cash flows upon settlement of the transaction. That increase or decrease in expected functional currency cash flows is a foreign currency transaction gain or loss that generally shall be included in determining net income for the period in which the exchange rate changes. Likewise, a transaction gain or loss (measured from the transaction date or the most recent intervening balance sheet date, whichever is later) realized upon settlement of a foreign currency transaction generally shall be included in determining net income for the period in which the transaction is settled. The exceptions to this requirement for inclusion in net income of transaction gains and losses pertain to certain intercompany transactions and to transactions that are designated as, and effective as, economic hedges of net investments and foreign currency commitments.  Pursuant to Section 830-20-25 of the FASB Accounting Standards Codification, the following shall apply to all foreign currency transactions of an enterprise and its investees: (a) at the date the transaction is recognized, each asset, liability, revenue, expense, gain, or loss arising from the transaction shall be measured and recorded in the functional currency of the recording entity by use of the exchange rate in effect at that date as defined in section 830-10-20 of the FASB Accounting Standards Codification; and (b) at each balance sheet date, recorded balances that are denominated in currencies other than the functional currency or reporting currency of the recording entity shall be adjusted to reflect the current exchange rate.

Net gains and losses resulting from foreign exchange transactions, if any, are included in the Company’s statements of income and comprehensive income (loss).

Income Tax Provision

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns.  Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.  Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of income and comprehensive income (loss) in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”). Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty (50) percent likelihood of being realized upon ultimate settlement.  Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying consolidated balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its consolidated balance sheets and provides valuation allowances as management deems necessary.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Uncertain Tax Positions

The Company did not take any uncertain tax positions and had no adjustments to the unrecognized tax liabilities or benefits pursuant to the provisions of Section 740-10-25 for the year ended December 31, 2012 or 2011.

Foreign Currency Translation

The Company follows Section 830-10-45 of the FASB Accounting Standards Codification (“Section 830-10-45”) for foreign currency translation to translate the financial statements of the foreign subsidiary from the functional currency, generally the local currency, into U.S. Dollars.  Section 830-10-45 sets out the guidance relating to how a reporting entity determines the functional currency of a foreign entity (including of a foreign entity in a highly inflationary economy), re-measures the books of record (if necessary), and characterizes transaction gains and losses. Pursuant to Section 830-10-45, the assets, liabilities, and operations of a foreign entity shall be measured using the functional currency of that entity. An entity’s functional currency is the currency of the primary economic environment in which the entity operates; normally, that is the currency of the environment, or local currency, in which an entity primarily generates and expends cash.

The functional currency of each foreign subsidiary is determined based on management’s judgment and involves consideration of all relevant economic facts and circumstances affecting the subsidiary. Generally, the currency in which the subsidiary transacts a majority of its transactions, including billings, financing, payroll and other expenditures, would be considered the functional currency, but any dependency upon the parent and the nature of the subsidiary’s operations must also be considered.  If a subsidiary’s functional currency is deemed to be the local currency, then any gain or loss associated with the translation of that subsidiary’s financial statements is included in accumulated other comprehensive income. However, if the functional currency is deemed to be the U.S. Dollar, then any gain or loss associated with the re-measurement of these financial statements from the local currency to the functional currency would be included in the consolidated statements of income and comprehensive income (loss). If the Company disposes of foreign subsidiaries, then any cumulative translation gains or losses would be recorded into the consolidated statements of income and comprehensive income (loss).  If the Company determines that there has been a change in the functional currency of a subsidiary to the U.S. Dollar, any translation gains or losses arising after the date of change would be included within the statement of income and comprehensive income (loss).

Based on an assessment of the factors discussed above, the management of the Company determined the relevant subsidiary’s local currency to be the functional currency for its foreign subsidiary.

The financial records of the Company are maintained in their local currency, the Renminbi (“RMB”), which is the functional currency.  Assets and liabilities are translated from the local currency into the reporting currency, U.S. dollars, at the exchange rate prevailing at the balance sheet date.  Revenues and expenses are translated at weighted average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements are recognized in the financial statements.  Foreign currency translation gain (loss) resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining accumulated other comprehensive income in the statement of stockholders’ equity.

RMB is not a fully convertible currency.  All foreign exchange transactions involving RMB must take place either through the People’s Bank of China (the “PBOC”) or other institutions authorized to buy and sell foreign exchange.  The exchange rate adopted for the foreign exchange transactions are the rates of exchange quoted by the PBOC.  Commencing July 21, 2005, China adopted a managed floating exchange rate regime based on market demand and supply with reference to a basket of currencies.  The exchange rate of the US dollar against the RMB was adjusted from approximately RMB 8.28 per U.S. dollar to approximately RMB 8.11 per U.S. dollar on July 21, 2005.  Since then, the PBOC administers and regulates the exchange rate of the U.S. dollar against the RMB taking into account demand and supply of RMB, as well as domestic and foreign economic and financial conditions.

Unless otherwise noted, the rate presented below per U.S. $1.00 was the midpoint of the interbank rate as quoted by OANDA Corporation (www.oanda.com) contained in its financial statements.  Management believes that the difference between RMB vs. U.S. dollar exchange rate quoted by the PBOC and RMB vs. U.S. dollar exchange rate reported by OANDA Corporation were immaterial.  Translations do not imply that the RMB amounts actually represent, or have been or could be converted into, equivalent amounts in U.S. dollars.  Translation of amounts from RMB into U.S. dollars has been made at the following exchange rates for the respective periods:

	December 31, 2012	December 31, 2011

Balance sheets	6.3086	6.3585

Statements of operations and comprehensive income (loss)	6.3116	6.4640

Comprehensive Income (Loss)

The Company has applied section 220-10-45 of the FASB Accounting Standards Codification (“Section 220-10-45”) to present comprehensive income (loss).  Section 220-10-45 establishes rules for the reporting of comprehensive income (loss) and its components.  Comprehensive income (loss), for the Company, consists of net income and foreign currency translation adjustments and is presented in the Company’s consolidated statements of income and comprehensive income (loss) and stockholders’ equity.

Cash Flows Reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments.  The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830-230-45-1 of the FASB Accounting Standards Codification.

Segment Information

The Company follows Topic 280 of the FASB Accounting Standards Codification for segment reporting.  Pursuant to Paragraph 280-10-50-1 an operating segment is a component of a public entity that has all of the following characteristics: a. It engages in business activities from which it may earn revenues and incur expenses (including revenues and expenses relating to transactions with other components of the same public entity). b. Its operating results are regularly reviewed by the public entity's chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance. c. Its discrete financial information is available.  In accordance with Paragraph 280-10-50-5 the term chief operating decision maker identifies a function, not necessarily a manager with a specific title. That function is to allocate resources to and assess the performance of the segments of a public entity. Often the chief operating decision maker of a public entity is its chief executive officer or chief operating officer, but it may be a group consisting of, for example, the public entity's president, executive vice presidents, and others.  Pursuant to Paragraph 280-10-50-4 not every part of a public entity is necessarily an operating segment or part of an operating segment, such as, a corporate headquarters or certain functional departments may not earn revenues or may earn revenues that are only incidental to the activities of the public entity and would not be operating segments. In accordance with Paragraph 280-10-50-22, a public entity shall report a measure of profit or loss and total assets for each reportable segment.

Subsequent Events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements are issued.  Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

Recently Issued Accounting Pronouncements

In January 2013, the FASB issued ASU No. 2013-01, "Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities". This ASU clarifies that the scope of ASU No. 2011-11, "Balance Sheet (Topic 210): Disclosures about Offsetting Assets and Liabilities." applies only to derivatives, repurchase agreements and reverse purchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with specific criteria contained in FASB Accounting Standards Codification or subject to a master netting arrangement or similar agreement. The amendments in this ASU are effective for fiscal years, and interim periods within those years, beginning on or after January 1, 2013.

In February 2013, the FASB issued ASU No. 2013-02, "Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income." The ASU adds new disclosure requirements for items reclassified out of accumulated other comprehensive income by component and their corresponding effect on net income. The ASU is effective for public entities for fiscal years beginning after December 15, 2013.

In February 2013, the Financial Accounting Standards Board, or FASB, issued ASU No. 2013-04, "Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for which the Total Amount of the Obligation Is Fixed at the Reporting Date."  This ASU addresses the recognition, measurement, and disclosure of certain obligations resulting from joint and several arrangements including debt arrangements, other contractual obligations, and settled litigation and judicial rulings. The ASU is effective for public entities for fiscal years, and interim periods within those years, beginning after December 15, 2013.

In March 2013, the FASB issued ASU No. 2013-05, "Foreign Currency Matters (Topic 830): Parent's Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity." This ASU addresses the accounting for the cumulative translation adjustment when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business within a foreign entity. The guidance outlines the events when cumulative translation adjustments should be released into net income and is intended by FASB to eliminate some disparity in current accounting practice. This ASU is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013.

In March 2013, the FASB issued ASU 2013-07, “Presentation of Financial Statements (Topic 205): Liquidation Basis of Accounting.” The amendments require an entity to prepare its financial statements using the liquidation basis of accounting when liquidation is imminent. Liquidation is imminent when the likelihood is remote that the entity will return from liquidation and either (a) a plan for liquidation is approved by the person or persons with the authority to make such a plan effective and the likelihood is remote that the execution of the plan will be blocked by other parties or (b) a plan for liquidation is being imposed by other forces (for example, involuntary bankruptcy). If a plan for liquidation was specified in the entity’s governing documents from the entity’s inception (for example, limited-life entities), the entity should apply the liquidation basis of accounting only if the approved plan for liquidation differs from the plan for liquidation that was specified at the entity’s inception. The amendments require financial statements prepared using the liquidation basis of accounting to present relevant information about an entity’s expected resources in liquidation by measuring and presenting assets at the amount of the expected cash proceeds from liquidation. The entity should include in its presentation of assets any items it had not previously recognized under U.S. GAAP but that it expects to either sell in liquidation or use in settling liabilities (for example, trademarks). The amendments are effective for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013, and interim reporting periods therein. Entities should apply the requirements prospectively from the day that liquidation becomes imminent. Early adoption is permitted.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Note 3 – Property, Plant and Equipment

Property, plant and equipment, stated at cost, less accumulated depreciation consisted of the following:

	Estimated Useful Life (Years)	December 31, 2012	December 31, 2011

Autos and transportation equipment	5	$650,971	$490,703

Biological assets	5	48,489	48,109

Buildings (i)	20	1,131,851	1,060,356

Office equipment	5-8	70,443	81,740

Operating assets	7	1,019,149	973,180

Software	3	5,072	-

Leased equipment (iv)	5	209,029	306,113

Leasehold improvements	5-20	166,699	178,805

Construction in progress (ii)		540,505	141,179

		3,842,208	3,279,865

Less accumulated depreciation (iii)		(749,234)	(386,481)

		$3,092,974	$2,893,384

(i)

Capitalized Interest

For the year ended December 31, 2012 and 2011, the Company did not capitalize any interest to fixed assets.

(ii)

Construction in Progress

Construction in progress represents direct costs of construction or the acquisition cost of long-lived assets. Under U.S. GAAP, all costs associated with construction of long-lived assets should be reflected as long-term as part of construction-in-progress. Capitalization of these costs ceases and the construction in progress is transferred to property, plant and equipment when substantially all of the activities necessary to prepare the long-lived assets for their intended use are completed. No depreciation is provided until the construction of the long-lived assets is complete and ready for their intended use.

The Company is in the process of constructing certain tourist attractions, which is recorded as construction in progress and included in the consolidated balance sheets.

(iii)

Depreciation and Amortization Expense

Depreciation and amortization expense was $369,544 and $289,493 for the year ended December 31, 2012 and 2011, respectively.

(iv)

Collateralization of Leased Equipment

All of the Company’s leased autos and transportation equipment are collateralized to the lessors under the lease agreements. The lessors release the collateralization of and the title to the equipment upon receipt of the full repayment of the related capital lease obligation.

(v)

Impairment

The Company completed its annual impairment test of property, plant and equipment and determined that there was no impairment as the fair value of property, plant and equipment, substantially exceeded their carrying values at December 31, 2012.

Note 4 – Land Use Right

Double Dragon

On December 8, 2000, Double Dragon entered into an agreement with the Village of Xinzhuang of the City of Luquan, Hebei Province, China, whereby the Company paid RMB400,000 to acquire the right to use a certain parcel of land for 30 years and obtained the land use right certificate expiring on November 8, 2030.  The purchase price is being amortized over the term of the right of thirty (30) years.

Land use right, stated at cost, less accumulated amortization consisted of the following:

	December 31, 2012	December 31, 2011

Land use right	$63,405	$62,908

Accumulated amortization (i)	(19,022)	(17,300)

	$44,383	$45,608

(i)

Amortization Expense

Amortization expense was $1,585 and $1,573 for the year ended December 31, 2012 and 2011, respectively.

(iii)

Impairment

The Company completed the annual impairment test of land use rights and determined that there was no impairment as the fair value of land use rights, substantially exceeded their carrying values at December 31, 2012.

Note 5 – Prepaid Rent and Land Leases

HPCB

On September 29, 2010, HPCB entered into a non-cancelable land lease (“Land Lease”) for a parcel of land to develop a ski resort expiring on December 31, 2060.  Pursuant to the terms and conditions of the Land Lease, HPCB is required to pay RMB5,030,000 in aggregate (approximately $797,324 using December 31, 2012 exchange rate) which includes (i) a series of installments totaling RMB1,530,000 within one (1) year from the date of signing and (ii) RMB70,000 per year for 50 years or RMB3,500,000 in aggregate starting September 29, 2010. HPCB will start amortizing the entire balance of RMB5,030,000 over the term of the Land Lease when the land and the related ski facility is ready to use for its intended purpose.

As of December 31, 2012 HPCB prepaid RMB2,135,230 in aggregate (approximately $338,463) towards the RMB5,030,000 land lease payment obligation, which was recorded as prepaid land leases. On February 7, 2013, HPCB prepaid an additional RMB50,000 (approximately $7,926) towards the RMB5,030,000 land lease payment obligation with the remaining balance of RMB2,844,770 (approximately $450,935) to be paid from September 29, 2020 through September 29, 2060.

Cable Car Division of HPCB

On January 1, 2012, Cable Car Division of HPCB entered into a non-cancelable operating lease agreement with an independent third party for a restaurant and accommodation facility expiring ten (10) years from date of signing.  Cable Car Division of HPCB is required to pay RMB25,000 per year or RMB250,000 for the duration of the operating lease. Cable Car Division of HPCB prepaid the entire balance of RMB250,000 (approximately $39,628 at December 31, 2012 exchange rate), which was recorded as prepaid rent and land lease and is being amortized over the term of the operating lease.

Qizhaigou

On May 6, 2000, on behalf of and for the benefit of Qizhaigou, HPCB entered into an agreement with the Village of Garden ("Garden Village") of the County of Jingjing, Hebei Province, China ("Garden Village Agreement"), whereby the Company agreed to pay RMB40,000 per year or RMB2,000,000 in aggregate (approximately $317,028 at December 31, 2012 exchange rate) to acquire the right to use and develop a certain parcel of land for 50 years, expiring on May 6, 2050.  Pursuant to the terms and conditions of the Garden Village Agreement, Qizhaigou is required to pay Garden Village RMB400,000 (approximately $63,406) for the right to use the land for the first ten (10) years, upon signing of the Garden Village Agreement, and RMB200,000 ($31,703) for the right to use the land for the next five (5) years at the beginning of the five (5) year period and at the five (5) year interval.  Qizhaigou prepaid the RMB400,000 (approximately $63,406) upon signing the Garden Village Agreement, which was recorded as prepaid rent and land lease and is being amortized over the period of ten (10) years.

Prepaid rent and land lease, stated at cost, less accumulated amortization, consisted of the following:

	December 31, 2012	December 31, 2011

HPCB

Prepaid land lease	$338,463	$335,807

Accumulated amortization	(-)	(-)

	338,463	335,807

Cable Car Division of HPCB

Prepaid rent	39,628	-

Accumulated amortization	(2,972)	(-)

	36,656	-

Qizhaigou

Prepaid land lease	63,406	62,908

Accumulated amortization	(16,380)	(9,960)

	47,026	52,948

Total

Prepaid rent and land leases	441,497	398,715

Accumulated amortization	(19,352)	(9,960)

	$422,145	$388,755

(i)

Amortization Expense

Amortization expense was $9,313 and $6,291 for the year ended December 31, 2012 and 2011, respectively.

(ii)

Impairment

The Company completed the annual impairment test of prepaid rent and land leases and determined that there was no impairment as the fair value of land use rights, substantially exceeded their carrying values at December 31, 2012.

Note 6 – Capital Lease Obligations

Capital lease obligations consisted of the following:

	December 31, 2012	December 31, 2011

HPCB

(i) On June 17, 2010, HPCB entered into a capital lease with a financing company for a term of two (2) years, collateralized by leased equipment, with interest at 6.68% per annum, with principal and interest due and payable in monthly installments of RMB23,697 on the 25th of each month.	$-	$11,510

Less current maturities	(-)	(11,510)

Capital lease obligation, net of current maturities	-	-

(ii) On September 22, 2011, HPCB entered into a capital lease with a financing company for a term of two (2) years, collateralized by leased equipment, with interest at 13.91% per annum, with principal and interest due and payable in monthly installments of RMB39,814 on the 25th of each month.	63,111	116,117

Less current maturities	(63,111)	(62,895)

Capital lease obligations, net of current maturities	-	53,222

Total capital lease obligations	63,111	127,627

Less current maturities	(63,111)	(74,405)

Total capital lease obligations, net of current maturities	$-	$53,222

Note 7 – Related Party Transactions

Related parties

Related parties with whom the Company had transactions are:

Related Parties	Relationship

Officers of the Company

Mr. Wang, Xiaopeng	Chairman, CEO and significant stockholder of the Company

Parties under common control

Hebei Province Circum-Bohai Bay Technology Group Co., Ltd. (“HPCB Group”)	An entity majority-owned and controlled by Chairman, CEO and significant stockholder of the Company

Hebei Province Xuanyuan Entertainment Co., Ltd. (“Xuanyuan Entertainment”)	An entity majority-owned and controlled by Chairman, CEO and significant stockholder of the Company

Hebei Province Xuanyuan Investment Co., Ltd. (“Xuanyuan Investment”)	An entity majority-owned and controlled by Chairman, CEO and significant stockholder of the Company

Hebei Xuanyuan Entertainment Co., Ltd. (“Xuanyuan Entertainment”)	An entity majority-owned and controlled by Chairman, CEO and significant stockholder of the Company

Hebei Tianyue Construction Decoration Co., Ltd. (“Tianyue Construction”)	An entity majority-owned and controlled by Chairman, CEO and significant stockholder of the Company

Hebei Zhenhai Tourism Investment Co., Ltd. (“Zhenhai Tourism”)	An entity majority-owned and controlled by Chairman, CEO and significant stockholder of the Company

Non-controlling interest holders

Hebei Huatian Film and Entertainment Co., Ltd. (“Huatian Entertainment”)	A 20% non-controlling interest holder of HCBS and an entity majority-owned and controlled by Chairman, CEO and significant stockholder of the Company

Xinzhuang Village	A 40% non-controlling interest holder of Luquan Double Dragon

Advances from Related Parties

From time to time, related parties and Chairman, CEO and significant stockholder of the Company advance funds to the Company for working capital purpose.

As of December 31, 2012 and 2011, the Company had advances from related parties of $1,113,137 and $989,547 in aggregate, respectively.  These advances are unsecured, non-interest bearing and due on April 17, 2014.

Note 8 – Commitments and Contingencies

Construction in Progress

HPCB

(i)

Yin Feng Mountain Ski World

On September 29, 2010, HPCB entered into a non-cancelable land lease (“Land Lease”) for a parcel of land to develop a ski resort expiring on December 31, 2060.

(ii)

HPCB Bo Yan Temple

HPCB substantially completed the project and is awaiting the certificate of occupancy.

As of December 31, 2012, HPCB’s construction in progress and the remaining cost for completion were as follows:

	RMB	US$

Yin Feng Mountain Ski World

Project cost as budget	80,506,000	$12,761,310

Construction in progress	(2,826,000)	(447,960)

Remaining cost for completion	77,680,000	12,313,350

Bo Yan Temple

Project cost as budget	413,835	$65,598

Construction in progress	(413,835)	(65,598)

Remaining cost for completion	-	-

HPCB

Project cost as budget	80,919,835	$12,826,908

Construction in progress	(2,869,835)	(513,558)

Remaining cost for completion	77,680,000	$12,313,350

Luquan Double Dragon

(i)

Animal House

Luquan Double Dragon was in the process of constructing an animal house, substantially completed the construction of the animal house at June 30, 2013, and will transfer to property, plant and equipment when substantially all of the activities necessary to prepare the animal house for its intended use is completed.

As of December 31, 2012, Luquan Double Dragon’s construction in progress and the remaining cost for completion were as follows:

	RMB	US$

Animal House

Project cost as budget	45,000	$7,133

Construction in progress	(20,000)	(3,170)

Remaining cost for completion	25,000	$3,964

Yin Feng Mountain Park

Yin Feng Mountain Park was in the process of constructing (i) Yin Feng Mountain Square and (ii) a series of Buddha and will transfer to property, plant and equipment when substantially all of the activities necessary to prepare the Buddha for its intended use is completed.

As of December 31, 2012, Yin Feng Mountain Park’s construction in progress and the remaining cost for completion were as follows:

	RMB	US$

Yin Feng Mountain Square

Project cost as budget	115,500	$18,308

Construction in progress	(50,000)	(7,926)

Remaining cost for completion	65,500	10,382

Buddha

Project cost as budget	164,276	$26,040

Construction in progress	(100,000)	(15,851)

Remaining cost for completion	64,276	10,189

Yin Feng Mountain Park

Project cost as budget	279,776	$44,348

Construction in progress	(150,000)	(23,777)

Remaining cost for completion	129,776	$20,571

Land Leases

(i)

Land Lease – HPCB Yin Feng Mountain Ski World

On September 29, 2010, HPCB entered into a non-cancelable land lease (“Land Lease”) for a parcel of land to develop a ski resort expiring on December 31, 2060.  Pursuant to the terms and conditions of the Land Lease HPCB is required to pay RMB5,030,000 in aggregate (approximately $797,324 using December 31, 2012 exchange rate) which includes (i) a series of installments totaling RMB1,530,000 within one (1) year from the date of signing and (ii) RMB70,000 per year for 50 years or RMB3,500,000 in aggregate starting September 29, 2010.

Future minimum payments required under this non-cancelable land lease were as follows:

Year ending December 31:	RMB	US$

2020	44,770	$7,097

2021 and after	2,800,000	443,839

	2,844,770	$450,936

(ii)

Land Lease – Qizhaigou

On May 6, 2000, on behalf of Qizhaigou, HPCB entered into an agreement with the Village of Garden ("Garden Village") of the County of Jingjing, Hebei Province, China ("Garden Village Agreement"), whereby Qizhaigou, through HPCB, agreed to pay RMB40,000 per year or RMB2,000,000 in aggregate (approximately $317,028 at December 31, 2012 exchange rate) to acquire the right to use and develop certain parcel of land for 50 years expiring on May 6, 2050.

Future minimum payments required under this non-cancelable land lease were as follows:

Year ending December 31:	RMB	US$

2020	200,000	$31,703

2021 and after	1,400,000	221,919

	1,600,000	$253,622

Note 9 – Paid-in Capital

HPCB Capital Contribution

In December 2012, the Chairman, CEO and significant stockholder of the Company contributed RMB2,740,000 (approximately $434,328) to HPCB for its working capital.

Note 10 – Income Tax Provision

China Resort BVI is a non-operating holding company, incorporated under the laws of the Territory of the British Virgin Islands.  The Company’s consolidated subsidiary, HCBS, its PRC VIE and VIE subsidiaries are subject to the PRC income tax provision, file income tax returns under the Corporation Income Tax Law of the People’s Republic of China (the “PRC Corporation Income Tax Law”) accordingly.  Substantially all of the Company’s income before income tax provision and related income tax expense, if any, are from PRC sources.

BVI Income Tax

Under the current BVI tax law, China Resort BVI’s income, if any, is not subject to taxation.

PRC Income Tax

The Company’s PRC consolidated subsidiary, HCBS, its PRC VIE and VIE subsidiaries, HPCB, Luquan Double Dragon, Qizhaigou Scenic and Ecological Park and Yin Feng Mountain Park file income tax returns under the Corporation Income Tax Law of the People’s Republic of China (the “PRC Corporation Income Tax Law”), which, until January 2008, generally subject to tax at a statutory rate of 33% (30% state income tax plus 3% local income tax) on income reported in the statutory financial statements after appropriate tax adjustments.  On March 16, 2007, the National People’s Congress of China approved the Corporation Income Tax Law of the People’s Republic of China (the “New CIT Law”), effective January 1, 2008.  Under the New CIT Law, the corporation income tax rate applicable to all companies, including both domestic and foreign-invested companies, is 25%.

Deferred Tax Assets

At December 31, 2012, the Company PRC consolidated subsidiary, HCBS, and its PRC VIE subsidiaries, Luquan Double Dragon, Qizhaigou Scenic and Ecological Park and Yin Feng Mountain Park had net operating loss (“NOL”) carry–forwards before non-controlling interest holders’ interest for PRC corporation income tax purposes of $2,323,710 that may be offset against future taxable income through 2017.  No tax benefit has been reported with respect to these net operating loss carry-forwards because the Company believes that the realization of the Company’s net deferred tax assets of approximately $580,927 was not considered more likely than not and accordingly, the potential tax benefits of the net loss carry-forwards are offset by a full valuation allowance.

Deferred tax assets consist primarily of the tax effect of the Company PRC consolidated subsidiary, HCBS, its PRC VIE subsidiaries, Luquan Double Dragon, Qizhaigou Scenic and Ecological Park and Yin Feng Mountain Park NOL carry-forwards.  The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding its realizability.  The valuation allowance increased approximately $46,590 and $51,131 for the year ended December 31, 2012 and 2011, respectively.

Components of deferred tax assets in the consolidated balance sheets are as follows:

	December 31, 2012	December 31, 2011

Net deferred tax assets – non-current:

Expected income tax benefit from NOL carry-forwards	$580,927	$534,337

Less valuation allowance	(580,927)	(534,337)

Deferred tax assets, net of valuation allowance	$-	$-

Income Tax Provision in the Consolidated Statements of Operations and Comprehensive Income (Loss)

A reconciliation of the Chinese statutory income tax rate and the effective income tax rate as a percentage of income before income taxes is as follows:

	For the Year Ended December 31, 2012	For the Year Ended December 31, 2011

Chinese statutory income tax rate	25.0%	25.0%

Change in valuation allowance on net operating loss carry-forwards	(25.0)	(25.0)

Effective income tax rate	0.0%	0.0%

Note 11 – Credit Risk

Financial instruments that potentially subject the Company to significant concentration of credit risk consist primarily of cash and cash equivalents.

Substantially all of the Company’s cash was held by major financial institutions located in the PRC, none of which are insured.  However, the Company has not experienced any losses on these accounts and management believes that the Company is not exposed to significant risks on such accounts.

Note 12 - Foreign Operations

Operations

Substantially all of the Company’s operations are carried out and all of its assets are located in the PRC, which may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies since 1980, no assurance can be given that the PRC Government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions; nor that the PRC government’s pursuit of economic reforms will be consistent or effective.

Interest Rate

The tight monetary policy currently instituted by the PRC government and increases in interest rate would have a material adverse effect on the Company’s results of operations and financial condition.

The Company did not use any interest rate collars or hedges to manage or reduce interest rate risk.  As a result, any increase in interest rates on the variable rate borrowings would increase interest expense and reduce net income.

Currency Convertibility Risk

Substantially all of the Company’s businesses are transacted in RMB, which is not freely convertible into foreign currencies. Under China’s Foreign Exchange Currency Regulation and Administration, the Company is permitted to exchange RMB for foreign currencies through banks authorized to conduct foreign exchange business. All foreign exchange transactions continue to take place either through the People’s Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the People’s Bank of China or other institutions requires submitting a payment application form together with invoices and signed contracts.

Foreign Currency Exchange Rate Risk

On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to U.S. Dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant volatility of the RMB against the U.S. Dollar.

Any significant revaluation of RMB may materially and adversely affect the cash flows, revenues, earnings and financial position reported in U.S. Dollar.

The Company had no foreign currency hedges in place to reduce such exposure.

Note 13 – Segment Reporting

Operating segments are components of an enterprise about which separate financial information is available and that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

The Company operates in two (2) business segments:

(i)

Sale of tourist booklets and tour bus rental services: The Company sells tourist booklets and tour bus rental to institutions and individuals.

(ii)

Park admissions: The Company earns revenue from access and usage fees to its various parks and attractions. Revenue from the sale of single entry is deferred and recognized when used. Revenue from the sale of multiple-access is deferred and recognized over the period of access. Revenue from the sale of season pass is deferred and recognized ratably over the period of the season.

The detailed segment information of the Company is as follows:

China Resort Holdings, Ltd.
Total Assets
By Reportable Segments

	December 31, 2012
	Sale of Tourist Booklets and Tour Bus Rental	Park Admissions	Corporate	TOTAL

ASSETS
CURRENT ASSETS:
Cash	$ 35,424	$ 20,267	$ 59,220	$ 114,911
Inventories	20,844	-	-	20,844
Prepayments and other current assets	23,486	10,727	1,070	35,283

Total Current Assets	79,754	30,994	60,290	171,038

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	721,948	1,758,518	159,776	2,640,242

Accumulated depreciation	(74,023)	(11,659)	(7,589)	(93,271)

PROPERTY, PLANT AND EQUIPMENT, net	647,925	1,746,859	152,187	2,546,971

LAND USE RIGHT
Land use right	-	60,498	-	60,498
Accumulated amortization	-	(15,124)	-	(15,124)

LAND USE RIGHT, net	-	45,374	-	45,374

PREPAID RENT AND LAND LEASES
Prepaid rent and land leases	151,245	60,498	-	211,743
Accumulated amortization	-	(3,530)	-	(3,530)

PREPAID RENT AND LAND LEASES, net	151,245	56,968	-	208,213

Total Assets	$ 878,924	$ 1,880,195	$ 212,477	$ 2,971,596

China Resort Holdings, Ltd.
Consolidated Statements of Operations and Comprehensive Income (Loss)
By Reportable Segments

	For the Year				For the Year
	Ended				Ended
	December 31, 2012				December 31, 2011
	Sale of Tourist Booklets and Tour Bus Rental	Park Admissions	Corporate	TOTAL	Sale of Tourist Booklets and Tour Bus Rental	Park Admissions	Corporate	TOTAL

REVENUES
Sale of tourist booklet	$ 74,602	$ -	$ -	$ 74,602	$ -	$ 74,631	$ -	$ 74,631
Park admissions	-	86,637	-	86,637	-	254,162	-	254,162
Tour bus rental revenues	167,886	-	-	167,886	-	486,507	-	486,507

Total revenues	242,488	86,637	-	329,125	-	815,300	-	815,300

COST OF REVENUES
Cost of tourist booklets	31,485	-	-	31,485	-	31,497	-	31,497
Direct cost of park operations	-	61,886	-	61,886	-	240,312	-	240,312
Cost of tour bus rental revenues	126,254	-	-	126,254	-	276,938	-	276,938

Total cost of revenues	157,739	61,886	-	219,625	-	548,747	-	548,747

GROSS MARGIN	84,749	24,751	-	109,500	-	266,553	-	266,553

OPERATING EXPENSES:
Selling expenses	3,722	-	-	3,722	-	3,723	-	3,723
Professional fees	-	-	-	-	-	-	-	-
General and administrative expenses	109,078	98,445	16,626	224,149	-	710,298	-	710,298

Total operating expenses	112,800	98,445	16,626	227,871	-	714,021	-	714,021

INCOME (LOSS) FROM OPERATIONS	(28,051)	(73,694)	(16,626)	(118,371)	-	(447,468)	-	(447,468)

OTHER (INCOME) EXPENSE:
Interest income	(21)	(4)	(79)	(104)	-	(49)	-	(49)
Interest expense	15,485	-	-	15,485	-	15,491	-	15,491
Other (income) expense	84	15	524	623	-	288	-	288

Total other (income) expense	15,548	11	445	16,004	-	15,730	-	15,730

LOSS BEFORE INCOME TAX PROVISION	(43,599)	(73,705)	(17,071)	(134,375)	-	(463,198)	-	(463,198)

INCOME TAX PROVISION	597	33	-	630	-	3,278	-	3,278

NET LOSS
Net loss before non-controlling interest	$ (44,196)	$ (73,738)	$ (17,071)	$ (135,005)	$ -	$ (466,476)	$ -	$ (466,476)

Note 14 – Subsequent Events

The Company has evaluated all events that occurred after the balance sheet date through the date when the financial statements were issued.  The Management of the Company determined that there were certain reportable subsequent events to be disclosed as follows:

Entry into a Capital Lease Agreement

On May 21, 2013, HPCB entered into a capital lease in the principal amount of RMB154,560 (approximately $24,500 at December 31, 2012 exchange rate) with a financing company for a term of two (2) years, collateralized by leased property and equipment, with interest at 15.78% per annum, with principal and interest due and payable in monthly installments of RMB7,565 on the 25th of each month.

F - 9